EXHIBIT 99.8
LIMITED GUARANTEE
      Limited Guarantee, dated as of October 1, 2007 (this “Limited Guarantee”), by Vector Capital IV, L.P. (the “Guarantor”), in favor of Printronix, Inc. (the “Guaranteed Party”).
     1. Limited Guarantee. To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as of October 1, 2007 (as it may be amended from time to time, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement), by and among Pioneer Holding Corp., a Delaware corporation (“Parent”), Pioneer Sub Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Guaranteed Party, pursuant to which Merger Sub, or a permitted assignee, will merge with and into the Guaranteed Party, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party the due and punctual performance and discharge of the payment obligations of Parent and Merger Sub under Sections 11.04(c) and 11.04(d) of the Merger Agreement (the “Obligations”). In furtherance of the foregoing, the Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the Obligations, regardless of whether an action is brought against Parent or Merger Sub or whether Parent or Merger Sub is joined in any such action or actions.
     2. Nature of Guarantee. The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligations as if such payment had not been made. This is an unconditional guarantee of payment and not of collectibility.
     3. Changes in Obligations; Certain Waivers. The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with Parent or Merger Sub, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any other agreement between the Guaranteed Party and Parent or Merger Sub without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (c) any change in the corporate existence, structure or ownership of Parent or Merger Sub; (d) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or Merger Sub; or (e) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with the Obligations or otherwise; or (g) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Obligations. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (except for notices to be provided to Parent, Merger Sub and O’Melveny & Myers LLP in accordance with Section 11.01 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Parent or Merger Sub, and all suretyship defenses generally (other than fraud or willful misconduct by the Guaranteed Party or any of its Subsidiaries, defenses to the payment of the Obligations that are available to Parent or Merger Sub under the Merger Agreement or breach by the Guaranteed Party of this Limited Guarantee). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.
     4. Additional Agreements.
          a) The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto, against the Guarantor (except for claims against the Guarantor under this Limited Guarantee, subject to the limitations described herein), Parent or Merger Sub or against (a) any of the Guarantor’s former, current or future directors, officers, agents, Affiliates (other than Parent or Merger Sub) or employees, (b) any of the former, current or future general or limited partners, members, managers or stockholders of the Guarantor or any Affiliate thereof (other than Parent or Merger Sub), or (c) any former, current or future directors, officers, agents, Affiliates, general or limited partners, members, managers or stockholders of any of the foregoing (other than Parent or Merger Sub) ((a) through (c) collectively, the “Guarantor Affiliates”). Notwithstanding the foregoing, in connection with the pursuit by the Guaranteed Party of a claim under this Limited Guarantee, the Guaranteed Party may pursue a declaratory judgment claim against Parent or Merger Sub to demonstrate that Parent or Merger Sub has failed to perform its obligations under the Merger Agreement and to establish damages; provided that such claim does not seek any other remedy (including damages) against Parent or Merger Sub. Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guaranteed Party hereby agrees that to the extent Parent and Merger Sub are relieved of their obligations under Section 11.04(c) or 11.04(d) of the Merger Agreement, the Guarantor shall be similarly relieved of its obligations under this Limited Guarantee.
          b) The Guarantor hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceedings asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable under Section 7 of this Limited Guarantee shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligations and all other amounts payable under Section 7 of this Limited Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Party and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under Section 7 of this Limited Guarantee, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for any Obligations or other amounts payable under Section 7 of this Limited Guarantee thereafter arising.
     5. No Waiver; Cumulative Rights. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.
     6. Representations and Warranties. The Guarantor hereby represents and warrants that:
          a) the Guarantor has full corporate power and authority to execute and deliver this Limited Guarantee and to perform the Obligations, no further approval of the Guarantor’s board of directors, investment committees, managers, members, general or limited partners or security holders is required for the execution , delivery and performance of this Limited Guarantee by the Guarantor and the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s partnership agreement or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;
          b) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

          c) this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and
          d) the Guarantor has available, subject only to giving required notices, sufficient cash to pay and perform its Obligations under this Limited Guarantee, and will have available, subject only to giving required notices, sufficient cash to pay and perform such Obligations for so long as this Limited Guarantee shall remain in effect in accordance with Section 7 hereof.
     7. Continuing Guarantee. This Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the Obligations are satisfied in full. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee as of the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms (except a termination pursuant to which Parent is obligated to make a payment pursuant to Section 11.04(c) thereof) and (iii) the first anniversary of any termination of the Merger Agreement in accordance with its terms under circumstances in which Parent would be obligated to make any payment under Section 11.04(c) if the Guaranteed Party has not presented a claim for payment of any Obligation to Parent and Merger Sub or the Guarantor by such first anniversary. Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its Affiliates asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantor’s liability, the provisions of this Section 7, the provisions of Section 8 or Section 9 hereof or the provisions of Section 11.12(a) of the Merger Agreement limiting the liability of the Parent Parties are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against the Guarantor, Parent, Merger Sub or any Guarantor Affiliate with respect to the transactions contemplated by the Merger Agreement other than liability of the Guarantor under this Limited Guarantee (as limited by the provisions of Section 1), then (i) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (ii) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments, and (iii) neither the Guarantor, Parent, Merger Sub or any Guarantor Affiliate shall have any liability to the Guaranteed Party with respect to the transactions contemplated by the Merger Agreement or under this Limited Guarantee; provided, however, that if the Guarantor asserts in any litigation or other proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law), then, to the extent the Guaranteed Party prevails in such litigation or proceeding, the Guarantor shall pay on demand all reasonable fees and out of pocket expenses of the guaranteed Party in connection with such litigation or proceeding.
     8. No Recourse. The Guaranteed Party by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person other than the Guarantor shall have any obligation hereunder and that no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against Parent, Merger Sub or any Guarantor Affiliate, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law. The Guaranteed Party acknowledges and agrees that Parent and Merger Sub have no assets and that no funds are expected to be contributed to Parent or Merger Sub unless the Closing occurs. The Guaranteed Party further agrees that neither it nor any of its Affiliates have any right of recovery against the Guarantor, Parent, Merger Sub or any Guarantor Affiliate, through Parent or Merger Sub or otherwise, whether by piercing of the corporate veil, by a claim on behalf of Parent or Merger Sub against the Guarantor or Parent’s stockholders or Affiliates, or otherwise, except for the rights under this Limited Guarantee. Recourse against the Guarantor under this Limited Guarantee shall be the exclusive remedy of the Guaranteed Party and its Affiliates against the Guarantor, Parent, Merger Sub and any Guarantor Affiliate in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby. The Guaranteed Party hereby covenants and agrees that it shall not institute, and it shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against the Guarantor, Parent, Merger Sub or any Guarantor Affiliate (except for claims against the Guarantor under this Limited Guarantee, subject to the limitations described herein). Except as contemplated under Section 10, nothing set forth in this Limited Guarantee shall affect or be construed to confer or give any Person other than the Guarantor and the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person.
     9. Release. By its acceptance of this Limited Guarantee, the Guaranteed Party hereby covenants and agrees that (1) neither the Guaranteed Party nor any of its Subsidiaries or Affiliates, and the Guaranteed Party agrees to the maximum extent permitted by law, none of its officers, directors, security holders or representatives, has or shall have any right of recovery under or in connection with the Merger Agreement, or the transactions contemplated thereby or otherwise relating thereto, and to the extent that it has or obtains any such right it, to the maximum extent permitted by law, hereby waives (on its own behalf and on behalf of each of the aforementioned Persons) each and every such right against, and hereby releases, the Guarantor, Parent, Merger Sub and each Guarantor Affiliate from and with respect to any claim, known or unknown, now existing or hereafter arising, in connection with any transaction contemplated by or otherwise relating to the Merger Agreement or the transactions contemplated thereby, whether by or through attempted piercing of the corporate (or limited liability company) veil, by or through a claim by or on behalf of Parent or Merger Sub or any other Person against any Guarantor, or otherwise under any theory of law or equity (the “Released Claims”), other than claims against the Guarantor pursuant to this Limited Guarantee (subject to the limitations described herein); and (2) recourse against the Guarantor under this Limited Guarantee (and subject to the limitations described herein) shall be the sole and exclusive remedy of the Guaranteed Party. The Guaranteed Party acknowledges the Guarantor is agreeing to enter into this Limited Guarantee in reliance on the provisions set forth in Section 4(a) and this Section 9. This Section 9 shall survive termination of this Limited Guarantee.
     10. No Assignment. Neither the Guarantor nor the Guaranteed Party may assign its rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the Guaranteed Party (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Guaranteed Party); provided, however, the Guarantor may assign all or a portion of its rights and obligations hereunder to an Affiliate capable of making the representation set forth in Section 6(d) above or to an entity managed or advised by an Affiliate of the Guarantor capable of making the representation set forth in Section 6(d) above; provided further that no such assignment shall relieve the Guarantor of any liability or obligation hereunder, except to the extent actually performed or satisfied by the assignee.
     11. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:
if to the Guaranteed Party, to it at:
Printronix, Inc.
146000 Myford Road
Irvine, CA 92606
Attention: George Harwood, Chief Financial Officer
Facsimile No.: (714) 368-2300
with a copy (which shall not constitute notice) to:
Stradling Yocca Carlson & Rauth
660 Newport Center Drive
Suite 1600
Attention: K. C. Schaaf,
Michael Mulroy
Facsimile No.: (949) 725-4100
if to the Guarantor, to it at:
Vector Capital IV, L.P.
456 Montgomery St. 19th Floor
San Francisco, CA 94104
Attention: Amish Mehta
Facsimile No.: (415) 293-5100
with a copy (which shall not constitute notice) to:
O’Melveny & Myers LLP
275 Battery Street, Suite 2600
San Francisco, California 94111
Attention: Steve L. Camahort,
Facsimile No.: (415) 984-8701
     12. or to such other address or facsimile number address as such Person may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

     13. Governing Law. This Limited Guarantee shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any state or federal court located in the Borough of Manhattan of the City of New York in the event any dispute arises out of this Limited Guarantee and the rights and obligations arising hereunder, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this letter or any of the transactions contemplated by this letter in any court other than such courts sitting in the Borough of Manhattan of the City of New York.
     14. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LIMITED GUARANTEE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
     15. Counterparts. This Limited Guarantee may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.
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     IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

VECTOR CAPITAL IV, L.P.
By:	Vector Capital Partners IV, L.L.C.,
Its General Partner

By:	/S/ ALEXANDER R. SLUSKY
	Name:	Alexander R. Slusky
	Title:	Managing Member

     IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

PRINTRONIX, INC.
By:	/S/ ROBERT A. KLEIST
Name:
Title:

[Signature Page to Limited Guarantee]